Exhibit 4.16

DATED 7th April 2008

(1) BT GROUP plc
(2) IAN LIVINGSTON

DIRECTOR'S SERVICE CONTRACT

Group Legal Services BT Group plc 81 Newgate Street London EC1A 7AJ

Tel : 020 7356 5238

Ref: 35301/JWF/JJM

CONTENTS

DATED 7th April 2008

PARTIES

1)	BT GROUP plc (registered number 4190816) whose registered office is at 81 Newgate Street, London EC1A 7AJ ("BT")

2)	IAN LIVINGSTON whose address is 81 Newgate Street, London EC1A 7AJ (the "Director")

1.	Interpretation

1.1	In this Agreement the following expressions shall mean:

	Associated Company	any company or venture in which BT or a subsidiary has a shareholding or equity participation;

	Board	the board of directors of BT, or a committee of the board;

	BT Group	BT and all its subsidiaries from time to time

	Chairman	the chairman of BT or his designated nominee;

	Commencement Date	1st June 2008

	Salary	£850,000 a year or such higher salary as may be determined by the Board;

	Subsidiary	any subsidiary which for the time being is a subsidiary company (as defined in Section 1159 of the Companies Act 2006) of BT.

1.2	A reference to something being determined, specified or required by BT includes a determination, specification or requirement from time to time.

1.3	This Agreement supersedes any previous agreement between BT and the Director.

2.	Period

Subject to Paragraph 16, this Agreement will last for an initial period of one year from and including the Commencement Date. It will continue until either BT has given to the Director previous written notice of not less than twelve months or the Director has given to BT previous written notice of not less than six months, ending in either case at any time after the initial period.

3.	Duties

3.1	BT shall employ the Director as a full-time executive director and Chief Executive of BT.

3.2	The Director will perform such duties, as would be reasonably expected of a Chief Executive, for the BT Group and Associated Companies, at such locations in the United Kingdom or overseas, as the Board or the Chairman may specify.

3.3	The Director will be bound by the BT share dealing rules, any other rules specified by the Board and BT's Articles of Association as altered from time to time.

4.	Conflicts

4.1	The Director will promote, and not do any thing which is harmful or conflicts with, the interests and reputation of the BT Group.

4.2	The Director will not without obtaining the written consent of the Chairman:

	4.2.1	work for any other person, business, organisation or company; or

	4.2.2	hold any shares or interests in any business or company that is likely to compete with the business of the BT Group.

4.3	The Director will pay to BT any fees received from any directorship of another company, unless BT otherwise agrees.

5.	Salary

5.1	The Director will be paid the Salary in twelve equal monthly instalments, payable on the last business day of each month.

5.2	The Director may be paid a bonus at the discretion of the Board.

5.3	The Director may, at the discretion of the Board, participate in any scheme established for BT employees to acquire shares in BT subject to the applicable rules of the scheme, but participation under such schemes will not form part of this Agreement.

6.	Pension

6.1	BT will pay an amount of 30 per cent of the Salary in each year as a contribution to the Director's personal pension by twelve monthly instalments, payable on the last day of each month.

6.2	The Director will be entitled to life insurance cover equal to four times the Salary.

7.	Holiday

The Director will be entitled to paid statutory holidays and to 27.5 days' paid holiday in each year which accrues rateably each month in arrears, to be taken at times agreed with the Chairman.

8.	Car

The Director will be provided with a car as determined by BT and BT will meet the cost of maintenance, insurance, motor vehicle tax and petrol.

9.	Telecommunications Facilities

BT will provide telecommunications facilities and home security at the Director's main residence and a free call allowance all as determined by BT.

10.	Sick Pay and Health Cover

10.1	The Director will be entitled to receive sick pay (inclusive of any statutory-sick pay and any benefits payable under any permanent health insurance effected by BT) of:

	•	one-twelfth of the Salary for each month in the first six months, and

	•	one twenty-fourth of the Salary for each month in the next six months,

in total in any period of two years, subject to production of medical certificates and to such other requirements as BT may reasonably request.

10.2	BT will arrange private health cover for the Director, the Director's spouse and children under the age of 18 (or 21 if in full-time education) and dental cover for the Director and the Director's spouse, as determined by BT.

11.	Medical Examination

BT may, at its expense, require the Director to be examined by a medical practitioner of BT's choice.

12.	Expenses

BT will reimburse authorised expenses properly incurred in the course of the Director's duties against receipts or other proof of expenditure.

13.	Professional Subscriptions and Advice

13.1	The Director will be reimbursed subscriptions to professional bodies where the Chairman considers it to be in the interests of BT.

13.2	BT will pay the cost of personal tax and financial planning advice up to a maximum of £5,000 (excluding VAT) a year.

14.	Grievance Procedure

If the Director has any grievance he may apply in writing to the Chairman who personally will either propose a solution or refer the matter to the Board.

15.	Obligation to Provide Work

15.1	BT is under no obligation to provide the Director with work and may:

	15.1.1	suspend the Director, if the Board considers this appropriate, for up to three months; or

	15.1.2	if notice to terminate this Agreement has been given, vary the Director's duties or require the Director to cease performing all duties during all or part of the notice period,

in which case BT may exclude the Director from the premises of the BT Group but will continue to pay the Salary in accordance with Paragraph 5.1 and provide the benefits under this Agreement until this Agreement terminates.

15.2	Where Paragraph 15.1.2 applies, the Director will at BT's request promptly resign in writing as a director of BT (and as a member of any committee of the Board) and of any company of which BT is a shareholder (if necessary, in accordance with Paragraph 16.6) but this Agreement will not terminate on the Director resigning under this sub-paragraph.

16.	Termination

16.1	This Agreement will terminate immediately, without compensation:

	16.1.1	subject to Paragraphs 15.2 and 16.3, if the Director ceases to be a Director under the provisions of BT's Articles of Association as altered from time to time; or

	16.1.2	if the Director fails in the reasonable opinion of the Board satisfactorily to perform his duties after receiving a written warning.

16.2	BT may terminate this Agreement without notice, and without compensation, if the Board believes that the Director:

	16.2.1	is incapacitated for any reason from performing the Director's duties for a period of one year or periods totalling 365 days in any period of two years;' or

	16.2.2	is guilty of any dishonesty or disreputable conduct; or

	16.2.3	is guilty of any misconduct or neglect of duty after receiving a warning; or

	16.2.4	is repeatedly failing to follow BT's policies and procedures.

16.3	If the Director ceases to be a director of BT because he is not re-elected or deemed to be re-elected at a general meeting, BT may either:

	16.3.1	terminate this Agreement subject to paying compensation in lieu of notice; or

	16.3.2	require the Director to perform such duties for the BT Group (other than as a director of BT), subject to these being commensurate with the Director's organisational level, as the Board or the Chairman may specify.

16.4	Instead of giving the Director the twelve months' notice referred to in Paragraph 2, BT may (but shall not be obliged to) terminate this Agreement immediately by:

	16.4.1	paying the Director the Salary in accordance with Paragraph 5.1, and

	16.4.2	continuing or paying the value of the benefits referred to in Paragraph 16.4.3 as provided under this Agreement,

until the earlier of twelve months from the date of termination or the Director obtaining full-time employment;

	16.4.3	the benefits are the pension benefits (including life cover), health cover; dental cover, the car currently provided on termination together with the cost of maintenance, insurance and motor vehicle tax (but not petrol).

16.5	Upon termination of this Agreement the Director will at BT's request promptly resign in writing as a Director of BT (and as a member of any committee of the Board) and of any company of which BT is a shareholder, and will promptly return to BT any property of the BT Group.

16.6	The Company Secretary of BT is irrevocably authorised to sign a .letter of resignation on behalf of the Director if he fails to do so.

17.	Confidentiality

17.1	The Director will not disclose any confidential information relating to the BT Group or any third party which may have been obtained in the course of this employment.

17.2	This prohibition does not apply to confidential information that comes into the public domain through no act or neglect of the Director.

18.	Copyright

The copyright in any material arising from this employment is assigned to BT.

19.	Restrictions

19.1	The Director will be bound by the provisions of the Schedule to this Agreement.

19.2	The 12 month periods referred to in the Schedule will be reduced by any time during which the Director has been suspended or excluded from the premises of the BT Group under Paragraph 15.1.

20.	Continuation

Paragraphs 16.5, 16.6 and 17 to 19 inclusive will continue in force after the termination of this Agreement.

21.	Variation

BT may vary Paragraphs 7 to 10 inclusive, 13 and 14 but only after first consulting the Director.

22.	Notices

Any notice or document may be served on the Director personally or by posting it to his last known address, or on BT addressed to the Secretary at its registered office, and if sent by first class post will be deemed to have been received within 24 hours of posting.

Signed by the parties on the date written on the first page of this Agreement

/s/ Andrew J. Parker

/s/ Ian Livingston

SCHEDULE

1.	In this Schedule:-

	a)	"Expiry Date" means the date of termination or expiry of this Agreement for any reason.

	b)	"in any capacity" means on the Director's own behalf or jointly with or on behalf of any person, firm or company.

	c)	"Confidential Information" means confidential information of the BT Group which would be of value to a competitor or could reasonably enable a competitor to obtain an unfair advantage in trading in competition with the BT Group.

	d)	"Business" means the communications business of the BT Group in the United Kingdom or any other country of the European Union in which the BT Group conducts business.

2.	Since the Director is likely to obtain in the course of his employment with the BT Group, trade secrets and Confidential Information and, personal knowledge of customers and employees of the BT Group, the Director agrees with BT that he will be bound by the following covenants for 12 months immediately following the Expiry Date:

	(i)	The Director will not in any capacity solicit or endeavour to entice away or offer engagement or employment to, or engage or employ or procure any Designated Person, who was an employee of BT at the Expiry Date, to be engaged or employed in any business which competes or is about to compete with the Business.

A Designated Person is an employee of BT with whom the Director has had personal dealings in the 12 months immediately preceding the Expiry Date and who had at the Expiry Date knowledge of trade secrets or Confidential Information or knowledge of and connections or influence with customers of BT.

	(ii)	The Director will not in any capacity for the purposes of any business which competes or is about to compete with the Business, canvass, solicit, deal with or accept business or custom from any person, firm or company:

(a) that was a customer of BT during the 12 months immediately preceding the Expiry Date ("the 12 month period"); and

(b) with whom or with which the Director personally had had dealings during the 12 month period in the course of his employment.

	(iii)	The Director will not in any capacity carry on, be engaged or employed or be concerned or interested in any business, or take steps to set up, promote or facilitate the establishment of any business which competes or is about to compete with the Business.

For the purposes of this Clause 2, any reference to "engagement or employment" means engagement or employment whether under a contract or otherwise and if under a contract includes a contract of employment, or a contract for services or any other form of contract and the terms "engage" and "employ" and their derivatives shall be construed in accordance with this definition.

3.	Clause 2 shall apply mutatis mutandis in relation to Subsidiaries as if the provisions in sub-clauses (i) - (iii) inclusive and the definitions were repeated with the substitution of the words "any of the Company's Subsidiaries" for BT, and the Company contracts with the Director in this sub-clause on its own behalf and on behalf of each of its Subsidiaries.

4.

For the avoidance of doubt it is expressly agreed that each of the sub-clauses (i) - (iii) in Clause 2 is intended to contain separate and severable restraints and if any one or more of such sub-clauses are for any reason unenforceable in whole or in part, then the other sub-clauses shall nonetheless be and remain effective.

5.

The Director acknowledges that the restraints contained in this Schedule and each of them are necessary to protect the legitimate interests of the BT Group, are no wider than reasonably necessary for that purpose, and are reasonable as between the parties to this Agreement.

6.	If any of the restrictions contained in this Schedule shall be adjudged to be void or ineffective or unenforceable for whatever reason but would be adjudged to be valid and effective if part of the wording were deleted or the periods reduced or the area reduced in scope, they shall apply with such modifications as may be necessary to make them valid and effective.

SIGNED BY	)
ANDREW J. PARKER	)	/s/ Andrew J. Parker

for and on behalf of	)
BT GROUP plc	)

SIGNED BY	)
IAN LIVINGSTON	)	/s/ Ian Livingston